Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 26, 2007 (except for Note R, as to which the date is May 8, 2007) accompanying the consolidated financial statements and schedule of Horsehead Holding Corp. (“the Company”) included in the Prospectus dated August 9, 2007 (filed August 10, 2007), which relates to the Company’s registration statement on Form S-1 (File No. 333-144295) which is incorporated by reference in this registration statement. We consent to the incorporation by reference in the registration statement of the aforementioned report.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
November 28, 2007